Exhibit 99.1

Global Partners Announces the Appointment of Robert Owens to its Board of Directors

Retired President and CEO of Sunoco LP Brings 40 Years of Energy Industry

Leadership Experience and Strong Governance Background

WALTHAM, Mass.--(BUSINESS WIRE)--October 5, 2020--Global Partners LP (NYSE: GLP) today announced the appointment of Robert W. “Bob” Owens to the Board of Directors of its general partner, Global GP LLC, effective October 1, 2020.

Eric Slifka, President and CEO of Global Partners and Vice Chairman of Global GP LLC, said, “Bob brings a deep history of entrepreneurialism, innovation and success in leading and growing energy sector businesses. He started out as a gas station attendant at 15, worked his way through the industry and retired after leading Sunoco through the diversification of its product lines and improvements to its retail business. Through decades of changes in the fuel space, Bob led companies of all sizes to success. Not only does he understand where the industry has been, he sees where it needs to go. It would be difficult to find someone who understands this business better.”

Mr. Owens, 66, was appointed CEO of Sunoco LP upon the company’s sale to Energy Transfer Partners, L.P. in 2012. He helped successfully grow Sunoco through a series of strategic transactions, including the acquisition of Susser Holdings Corporation. He joined Sunoco in 1997 and was responsible for the company’s branded business. Additional areas of responsibility were added over time, including supply and trading of crude and refined products, biofuels manufacturing and marketing, and petrochemicals. During his tenure, the company added renewable fuels, compressed natural gas, and electric charging stations at strategic retail outlets.

Prior to Sunoco, he served in executive roles for Ultramar Diamond Shamrock Corporation, Amerada Hess Corporation and Mobil Oil Corporation. Mr. Owens received a bachelor's degree in business administration from California Polytechnic State University and an MBA from the Kellogg Graduate School of Management at Northwestern University. He served as a member of the Board of Directors of Philadelphia Energy Solutions, Inc. (PES) from 2012 through the sale of the PES refinery to Hilco Redevelopment Partners in June 2020.

“Bob’s deep executive leadership experience and strong governance expertise, built over more than four decades in diverse arenas of the energy industry, make him uniquely qualified to serve on our Board,” said Richard Slifka, Chairman of Global GP LLC. “His background successfully managing businesses large and small and strategic insights ideally complement the Board’s skillset, and we look forward to benefitting from his perspective.”

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. For additional information, visit www.globalp.com.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary
Global Partners LP
(781) 894-8800